Exhibit 10.1

Execution Copy

AMENDED AND RESTATED
PURCHASE AND ASSUMPTION AGREEMENT

among

BofI Federal Bank,
a federal savings bank,

and

H&R Block Bank,
a federal savings bank,

and

Block Financial LLC,
a Delaware limited liability company,

Dated as of August 5, 2015.

TABLE OF CONTENTS
AMENDED AND RESTATED
PURCHASE AND ASSUMPTION AGREEMENT

ARTICLE I DEFINITIONS    2

1.01.    Certain Definitions    2

ARTICLE II PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES     11

2.01.    Purchase of Assets    11
2.02.    Excluded Assets    11
2.03.    Assumed Liabilities    13
2.04.    Excluded Liabilities    13
2.05.    Nonassignable Contracts and Rights    14

ARTICLE III CLOSING AND TRANSFER AMOUNT    15

3.01.    Closing    15
3.02.    Transfer Amount    15
3.03.    Post-Closing Transfer Calculation    16
3.04.    Final Settlement    16
3.05.    Purchase Price Allocation    17
3.06.    Prorations    17
3.07.    Custodial Accounts    17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HRB BANK
AND BLOCK FINANCIAL    18

4.01.    Organization and Authority    18
4.02.    Execution and Delivery    18
4.03.    Capitalization of HRB Bank    19
4.04.    Compliance with Laws, Permits and Instruments    19
4.05.    Financial Statements    20
4.06.    Undisclosed Liabilities    20
4.07.    Litigation    20
4.08.    Consents and Approvals    21
4.09.    Ownership of Assets    21
4.10.    Absence of Certain Changes or Events    21
4.11.    Contracts and Commitments    21
4.12.    Taxes and Tax Returns    22
4.13.    No Material Adverse Change    23
4.14.    Evidences of Indebtedness    23

4.15.    Regulatory Compliance    23
4.16.    Books and Records    23
4.17.    Financial Products and Services    23
4.18.    Interest Rate Risk Management Instruments    23
4.19.    Participations    24
4.20.    Finder’s Fee    24
4.21.    Custodial Accounts    24
4.22.    Trust Accounts    24
4.23.    Deposits    24
4.24.    Customer Information Security    24
4.25.    Prior Purchase and Assumption Agreement    24
4.26.    Available Funds    25
4.27.    Disclosure    25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BOFI    25

5.01.    Organization and Authority    25
5.02.    Execution and Delivery    25
5.03.    Compliance with Laws, Permits and Instruments    26
5.04.    Consents and Approvals    26
5.05.    Financial Statements    26
5.06.    Undisclosed Liabilities    27
5.07.    Litigation    27
5.08.    Regulatory Compliance    27
5.09.    Finder’s Fee    27
5.10.    Association Rights    27
5.11.    Nevada Branch    27
5.12.    Disclosure    27

ARTICLE VI COVENANTS    27

6.01.    Conduct of the Business in the Ordinary Course    27
6.02.    Required Acts    28
6.03.    Prohibited Acts    28
6.04.    Regulatory Approvals    29
6.05.    Access to Information and Properties    30
6.06.    Agreements and Consents    31
6.07.    Fees and Expenses    31
6.08.    Employees    31
6.09.    Notification    31
6.10.    BINs    31
6.11.    Exclusive Dealing    31
6.12.    Nevada Branch Opening    32
6.13.    Execution and Delivery of Program Contracts    32
6.14.    Further Assurances    33

ARTICLE VII POST-CLOSING    33

7.01.    Affiliate Merger    33

7.02.    Filings; Power of Attorney    33
7.03.    Overdrafts True-Ups    33

ARTICLE VIII CONDITIONS    34

8.01.    Conditions to Obligations of HRB Bank and Block Financial    34
8.02.    Conditions to Obligations of BofI    35

ARTICLE IX TERMINATION, AMENDMENT, AND WAIVER    37

9.01.    Termination    37
9.02.    Effect of Termination    38

ARTICLE X INDEMNIFICATION    38

10.01.    HRB Bank’s Indemnity    38
10.02.    BofI Indemnity    39
10.03.    Indemnity Procedure    40
10.04.    Limitations on Indemnity    42
10.05.    Exclusive Remedy    43

ARTICLE XI TRANSITIONAL AND POST-CLOSING MATTERS    43

11.01.    Notification to Customers    43
11.02.    Payment of Instruments    43
11.03.    Statements    43
11.04.    Access to Records    44
11.05.    Information Reporting    44
11.06.    Transition    44

ARTICLE XII GENERAL PROVISIONS    44

12.01.    Amendment    44
12.02.    Waiver    44
12.03.    Survival of Representations and Warranties    45
12.04.    Binding Effect; Assignment    45
12.05.    Severability    45
12.06.    Headings    45
12.07.    Entire Agreement    45
12.08.    Counterparts    45
12.09.    Notices    45
12.10.    Governing Law; Jurisdiction; Waiver of Jury Trial    47
12.11.    Third Party Beneficiaries    48
12.12.    Specific Performance    48
12.13.    Mutual Drafting    48
12.14.    Interpretive Provisions    48

Signature Page    S-1

List of Schedules
Schedule 3.02 - Sample Transfer Amount Calculation
Schedule 3.03 - Prior Engagements
Schedule 3.06 - Items of Income and Expenses to be Prorated
Schedule 6.01 - Transactions Outside the Ordinary Course of Business
Schedule 8.01(h) - Required Third Party Consents

List of Exhibits
Closing Ancillary Agreements:
Exhibit A - Assignment and Assumption of Deposit Liabilities Agreement
Exhibit B - Assignment and Assumption of Assumed Contracts Agreement
Exhibit C - Bill of Sale
Exhibit D - Assignment and Assumption of Loans Agreement
Exhibit E - Assignment, Transfer and Appointment of Successor Custodian for Custodial
Accounts
Exhibit F - Limited Power of Attorney
Program Agreements:
Exhibit G - Program Management Agreement (as negotiated draft of 08-05-15)
Exhibit H - Guaranty Agreement
Exhibit I - Emerald Advance Receivables Participation Agreement
Exhibit J - Company Financial Products Distribution Agreement
Exhibit K - Franchisee Financial Products Distribution Agreement
Exhibit L - Trademark Licensing Agreement
Exhibit M - Trademark Licensing Agreement
Exhibit N - Collection Services Agreement
Exhibit O -Amended and Restated Legacy Emerald Advance Participation Agreement
Exhibit P - Amended and Restated Legacy Emerald Unsecured Credit Card Participation Agreement

AMENDED AND RESTATED
PURCHASE AND ASSUMPTION AGREEMENT
THIS AMENDED AND RESTATED PURCHASE AND ASSUMPTION AGREEMENT (this “A&R Agreement”), dated as of August 5, 2015, is made by and among BofI Federal Bank, a federal savings bank (“BofI”), H&R Block Bank, a federal savings bank (“HRB Bank”), and Block Financial LLC, a Delaware limited liability company and the sole shareholder of HRB Bank (“Block Financial”).
RECITALS
A.BofI, HRB Bank and Block Financial are parties to that certain Purchase and Assumption Agreement, dated as of April 1, 2014 (the “Original Agreement”), as amended by (i) a letter agreement,

dated September 30, 2014 (the “First Amendment”), (ii) a letter agreement dated October 23, 2014 (the “Second Amendment”), and (iii) a letter agreement, dated February 12, 2015 (the “Third Amendment”).

B.BofI, HRB Bank and Block Financial are now entering into this A&R Amendment to further amend and restate the Original Agreement, as previously amended (the Original Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, and as amended and restated by this A&R Agreement, is referred to herein as the “Agreement”), as all set forth herein.

C.BofI desires to purchase and assume, and HRB Bank desires to sell and transfer, certain assets and liabilities, including all deposit liabilities, of HRB Bank as further set forth in this Agreement (the “P&A Transaction”).

D.Immediately prior to the Closing, HRB Bank will convert to a national banking association (the “Conversion”) and immediately following the closing of the P&A Transaction, HRB Bank will merge with and into Block Financial (the “Affiliate Merger”). The Conversion, the P&A Transaction and the Affiliate Merger will occur in immediate succession on the Closing Date.

E.Because the Conversion will occur prior to the Closing, HRB Bank will be a national banking association at the time of the Closing.

F.Contemporaneous with the execution and delivery of the Original Agreement, the parties hereto and certain of their Affiliates executed and delivered a Confidentiality and Common Interest Agreement, dated as of April 10, 2014.

AGREEMENT
ACCORDINGLY, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement, as previously amended, as follows:
ARTICLE I

DEFINITIONS

1.01.    Certain Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 3.03(b).
“Accrued Interest” means (a) with respect to the Deposits, the interest that has been accrued but not paid on or credited to the Deposits, and (b) with respect to the Loans, the interest, fees, costs and other charges that have accrued on or been charged to the Loans but not paid by the borrower, or if applicable, a guarantor or surety therefor, or otherwise collected by offset or recourse to collateral for the applicable Loan.
“ACH” means the Automated Clearing House system.
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and “ownership” means the direct or indirect beneficial ownership of more than 20% of the equity securities of a Person, or, in the case of a Person that is an entity but not a corporation, more than 20% of the other voting and/or equity interest. For purposes of this definition, "control" (and its derivatives) of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 20% of the votes entitled to be cast at meetings of the members or stockholders of such Person or power to control composition of a majority of the members of the board of directors or other governing body of such Person.
“Affiliate Merger” has the meaning set forth in the Recitals.
“Ancillary Agreements” means the merger agreement entered into in connection with the Affiliate Merger, the Program Management Agreement, the Receivables Participation Agreement and the Closing Ancillary Agreements.
“Approving Authorities” means, collectively or individually, as applicable, the OCC, the Board of Governors of the Federal Reserve System and any other Governmental Entity whose approval is necessary for BofI, HRB Bank and Block Financial to consummate the transactions contemplated hereby.
“Assumed Contracts” has the meaning set forth in Section 4.11(b).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“ATM” means the automated teller machine owned by HRB Bank, which is located at One H&R Block Way, Kansas City, MO 64105.
“Bank Office” means the sole location of HRB Bank located at One H&R Block Way, Kansas City, MO 64105.
“Beneficial Rights” has the meaning set forth in Section 2.05.
“BINs” means the existing bank identification numbers for the Emerald Cards, HRB Gift Cards and HRB Incentive Cards.
“Block Financial” has the meaning set forth in the opening paragraph.
“Block Financial Capital Contribution” means a capital contribution by Block Financial to HRB Bank of an amount of cash that when combined with HRB Bank’s cash on hand is sufficient to pay the Estimated Transfer Amount at the Closing.
“BofI” has the meaning set forth in the opening paragraph.
“BofI Disclosure Schedule” has the meaning set forth in Article V.
“BofI Financial Statements” has the meaning set forth in Section 5.05.
“BofI Holding” means BofI Holding, Inc., a Delaware corporation.
“BofI Indemnified Parties” has the meaning set forth in Section 10.01.

“BofI’s Knowledge” means the actual and imputed knowledge of Gregory Garrabrants or Andrew J. Micheletti.
“Brokered Deposits” means all Deposits that have been placed through a broker or other intermediary for which HRB Bank has incurred liability for payment of a commission or other remuneration to such broker or intermediary.
“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions located in the State of Missouri or the State of California are authorized by Law to close.
“Call Report Instructions” means, as of any date, the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council.
“Claim Notice” has the meaning set forth in Section 10.03(a).
“Closing” has the meaning set forth in Section 3.01.
“Closing Ancillary Agreements” means the Assignment and Assumption of Deposit Liabilities Agreement, the Assignment and Assumption of Assumed Contracts Agreement, the Bill of Sale, the Assignment and Assumption of Loans Agreement, the Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, and the Limited Power of Attorney.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” means the unfunded portion of a line of credit or other unfunded commitment to make a Consumer Loan (or additional advances with respect to a Consumer Loan) as reflected on the books and records of HRB Bank, that was legally binding on HRB Bank immediately prior to the Closing.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.
“Constituent Documents” means collectively or individually, as the case may be, the charter, articles of incorporation or certificate of incorporation and/or the bylaws (and/or any equivalent governing documents) of a Person.
“Consumer Loans” means all Loans made primarily for personal, family or household purposes (excluding, however, all Residential Mortgage Loans), including but not limited to all Emerald Advances for the current tax season, all Emerald Advances for any prior tax season, all Unsecured Credit Card Accounts, and all Unsecured Credit Card Receivables (in each case regardless of whether a participation interest in such Emerald Advances, Unsecured Credit Card Accounts or Unsecured Credit Card Receivables has been sold to a third party).
“Contract” shall mean any contract, agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its assets or business.
“Conversion” has the meaning set forth in the Recitals.

“Custodial Account” has the meaning set forth in Section 3.07.
“Damages” has the meaning set forth in Section 10.01.
“Deposits” mean all deposit liabilities of HRB Bank, which are defined as deposits in the FDIA, including in each case collected and uncollected Deposits plus Accrued Interest.
“Divestiture Transaction” means the Conversion, the P&A Transaction and the Affiliate Merger, collectively.
“EFS” means Emerald Financial Services, LLC, a Delaware limited liability company.
“Emerald Advance” means each H&R Block Emerald Advance line of credit account established pursuant to an agreement between HRB Bank and any individual.
“Emerald Cards” means the prepaid cards issued under the brand name “Emerald Card” by HRB Bank.
“Estimated Transfer Amount” has the meaning set forth in Section 3.02(d).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“Federal Reserve Borrowings” means all borrowings of HRB Bank from the Federal Reserve Bank of Kansas City.
“FHLB Advances” means all borrowings of HRB Bank from the Federal Home Loan Bank of Des Moines.
“Final Settlement Date” has the meaning set forth in Section 3.04.
“Final Transfer Amount” has the meaning set forth in Section 3.03(a).
“Final Transfer Payment” has the meaning set forth in Section 3.04.
“Fundamental Representations” means (i) with respect to BofI, the representations and warranties set forth in Section 4.01 (Organization and Authority), Section 4.02 (Execution and Delivery), Section 4.04 (Compliance with Laws, Permits and Instruments), Section 4.08 (Consents and Approvals), Section 4.09 (Ownership of Assets), and Section 4.20 (Finder's Fee) and (ii) with respect to HRB Bank and Block Financial, the representations and warranties set forth in Section 5.01 (Organization and Authority), Section 5.02 (Execution and Delivery), Section 5.03 (Compliance with Laws, Permits and Instruments), Section 5.04 (Consents and Approvals), Section 5.09 (Finder's Fee), Section 5.10 (Association Rights) and Section 5.11 (Nevada Branch).
“GAAP” means generally accepted accounting principles as in effect in the United States.
“Governmental Entity” means any United States, foreign, federal, state or local court, tribunal, judicial body, arbitral body, administrative agency or commission, or other governmental instrumentality.

“H&R Block” means, collectively, HRB and its subsidiaries.
“HRB” means H&R Block, Inc., a Missouri corporation.
“HRB Bank” has the meaning set forth in the opening paragraph. Following consummation of the Affiliate Merger, references to HRB Bank in this Agreement shall be deemed to refer to Block Financial, as successor to HRB Bank pursuant to the Affiliate Merger.
“HRB Bank Common Stock” has the meaning set forth in Section 4.03.
“HRB Bank Disclosure Schedule” has the meaning set forth in Article IV.
“HRB Bank Indemnifying Parties” means HRB Bank and Block Financial.
“HRB Bank Indemnified Parties” has the meaning set forth in Section 10.02.
“HRB Bank’s Knowledge” means the actual and imputed knowledge of Jeffrey Brown, Greg Macfarlane, Greg Quarles, Alana Neale or Jim Koger.
“HRB Financial Statements” has the meaning set forth in Section 4.05.
“HRB Gift Cards” means the prepaid cards issued by HRB Bank and identified as “gift cards.”
“HRB Incentive Cards” means the prepaid cards issued by HRB Bank and identified as “incentive cards.”
“HRB Prepaid Cards” means the Emerald Cards, HRB Gift Cards and HRB Incentive Cards.
“HRB Prepaid Card Balances” means the balances on HRB Prepaid Cards.
“Indemnified Party” has the meaning set forth in Section 10.03.
“Indemnifying Party” has the meaning set forth in Section 10.03(a).
“Investment Securities” means all of the readily marketable investment securities in HRB Bank’s investment portfolio.
“Law” means any federal or state law, statute, regulation, rule, or reporting or licensing requirement applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted, or enforced by any Governmental Entity.
“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, contingent or non-contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
“Lien” means any lien, pledge, claim, charge, security interest, mortgage, easement, covenant, restriction, or encumbrance of any nature whatsoever, but excluding participation interests in the Transferred Loans.
“Litigation” means any complaint, action, suit, proceeding, review, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry of any kind or nature, whether civil, criminal or administrative.

“Loans” means all of the following owed to or held by HRB Bank:
(a)All loans, funded portions of lines of credit or credit plans (whether revolving or not and whether commercial or consumer), including loans secured by Deposits, extensions of credit pursuant to a credit card plan or any other extensions of credit;

(b)All liens, rights (including rights of setoff), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (a) above, including those arising under or based upon all Records evidencing or securing a Loan (including any note, mortgage, deed of trust, security agreement, guarantee, other collateral documents, attorney opinions, all other tangible or electronic items relating to the Loans and all amendments, modifications, extensions or renewals of any of the foregoing), casualty insurance, gap/warranty and credit life insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (a) above; and

(c)All amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing, and any financing statements, participation agreements, subordination agreements, and intercreditor agreements related to any of the foregoing.

“MasterCard” means MasterCard Incorporated, a Delaware corporation.
“Material Adverse Change” with respect to a party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a material adverse effect on (a) the business, regulatory status, assets, financial position or prospects of such party, or results of operations of such party, (b) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or (c) in the case of HRB Bank and Block Financial, the Transferred Assets or Assumed Liabilities, provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Change, unless such event, change, or occurrence, individually or together with any other event, change, or occurrence, has or would reasonably be expected to have a disproportionate impact on the business, regulatory status, assets, financial position or prospects of such party, or results of operations of such party as compared to other comparable companies in such party's industry: (i) adverse changes in GAAP or regulatory accounting requirements; (ii) adverse changes in Laws of general applicability to companies in the U.S. banking, financial services or tax preparation industries; (iii) adverse changes in global or national political conditions or general economic or market conditions (including changes in prevailing interest rates, and currency exchange rates) affecting other companies in the U.S. banking industry; or (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism.
"Materially Burdensome Regulatory Condition" has the meaning set forth in Section 6.04(e).
“Mortgage Holdings” means HRB Mortgage Holdings, LLC, a Delaware limited liability company.
"Nevada Branch" has the meaning set forth in Section 5.11.
“Non-Assigned Assets” has the meaning set forth in Section 2.05.

“Nondisclosure Agreement” means the Amended and Restated Letter Agreement, dated as of October 21, 2013, by and among Block Financial, HRB Tax Group, Inc., and BofI Holding, Inc.
“Notice Period” has the meaning set forth in Section 10.03(a).
“OCC” means the Office of the Comptroller of the Currency.
“Operating Cash” means all teller working cash, petty cash, vault cash and any other cash of HRB Bank located at the Bank Office or in the ATM, as of the close of business on the Closing Date.
“Order” shall mean any order, injunction, judgment, decision, award, decree, ruling, writ, or administrative decision of any Governmental Entity.
“OREO” means all real property acquired by HRB Bank through foreclosure or satisfaction of judgments or indebtedness, together with all improvements, fixtures and appurtenances located thereon and owned by HRB Bank as of the Closing Date.
“Other Correspondent Accounts” means all deposit accounts of HRB Bank located at any other bank or financial institution, other than the UMB Correspondent Accounts.
“Overdrafts” means negative balances on Deposit accounts and HRB Prepaid Cards.
“P&A Transaction” has the meaning set forth in the Recitals.
“Pending Litigation” has the meaning set forth in Section 4.07.
“Permit” shall mean any permit, approval, authorization, certificate, easement, franchise, license, or right given by any Governmental Entity to any Person, or that is or may be binding upon or inure to the benefit of any Person, or its assets or business.
“Person” means an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or Governmental Entity and shall include any successor (by merger or otherwise) of such entity.
“Personal Property” means the ATM and all other equipment, furniture, appliances, fixtures, furnishings, computer equipment (hardware and software), materials, supplies, signs, structures, improvements and other items of tangible personal property owned by HRB Bank and located at the Bank Office.
“Post-Closing Transfer Calculation” has the meaning set forth in Section 3.03(a).
“Program Agreements” has the meaning set forth in Section 6.13.
“Program Management Agreement” means the Program Management Agreement, including the product schedules attached thereto, to be entered into by BofI, Block Financial and EFS concurrent with the Closing, pursuant to which EFS will provide certain services to BofI and will market and distribute BofI products and services.
“Pro Rata Adjustment” has the meaning set forth in Section 3.06.

“Real Property” means the real property leased by HRB Bank in which the Bank Office is located, together with all improvements, improvements in progress, fixtures and appurtenances located thereon or related thereto.
“Receivables Participation Agreement” means the Emerald Advance Receivables Participation Agreement to be entered into by BofI, HRB and a subsidiary of Block Financial concurrent with the Closing, pursuant to which, from time to time, BofI will sell and such subsidiary will purchase participation interests in certain Emerald Advance Loans originated by BofI.
“Records” means all books, records and files relating primarily to the Transferred Assets and the Assumed Liabilities, in every format, in the possession or control of HRB Bank or any of its Affiliates, agents or service providers.
“Required Regulatory Approval” means a regulatory authorization, consent, order or approval from an Approving Authority required to complete any part of the Divestiture Transaction, including but not limited to (a) with respect to HRB Bank, approval of (i) the OCC, as the regulator of national banks, to complete (A) the Conversion, (B) the P&A Transaction and (C) the Affiliate Merger and (ii) the OCC, as the regulator of federal savings banks, to complete the Conversion; (b) with respect to Block Financial, H&R Block Group, Inc., and HRB, approval of the Board of Governors of the Federal Reserve System of a waiver of the application and filing requirements under section 3(a)(1) of the Bank Holding Company Act of 1956; and (c) with respect to BofI, approval of the OCC to complete the P&A Transaction, as appropriate.
“Residential Mortgage Loans” means each first or second lien residential mortgage Loan including all of HRB Bank’s right, title and interest in and to such Loan, including the servicing rights and all escrows related to such Loan.
“Retained Contracts” means all Contracts of HRB Bank that are not set forth in Section 4.11(b) of the HRB Bank Disclosure Schedule.
“Secured Credit Card Account” means each open-end credit account that is accessed by a credit card established pursuant to a cardholder agreement between HRB Bank and any individual, that is secured by a Deposit.
“Secured Credit Card Receivables” means any amounts shown on HRB Bank’s records as amounts payable by obligors on any Secured Credit Card Account.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 10.03(a).

“Threshold Amount” has the meaning set forth in Section 10.04(a).
“Time Deposits” means Deposits that are time deposits or certificates of deposit.
“Transfer Amount” has the meaning set forth in Section 3.02(b).
“Transferred Assets” has the meaning set forth in Section 2.01.
“Transferred Loans” means all Consumer Loans, regardless of whether any such Consumer Loan has been written off on the books of HRB Bank or participated, in whole or in part, to a third party, including all Accrued Interest thereon.
“UMB Correspondent Accounts” means the three deposit accounts of HRB Bank with UMB Bank, n.a. which are HRB Bank’s primary operating and clearing accounts.
“Unsecured Credit Card Account” means each unsecured open-end credit account that is accessed by a credit card established pursuant to a cardholder agreement between HRB Bank and any individual.
“Unsecured Credit Card Receivables” means all amounts shown on HRB Bank’s records as amounts payable by obligors on any Unsecured Credit Card Account.
ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.01.    Purchase of Assets. Subject to the terms, conditions, representations and warranties set forth in this Agreement, at the Closing, HRB Bank will sell, assign, transfer, grant, bargain, deliver and convey to BofI, and BofI will purchase and otherwise acquire from HRB Bank, free and clear of any Lien, HRB Bank’s entire right, title and interest in and to the following assets (the “Transferred Assets”):

(a)    the Transferred Loans, and all Accrued Interest on the Transferred Loans;

(b)    the Overdrafts;

(c)    the Assumed Contracts;

(d)the Records;

(e)the Contracts between HRB Bank and each depositor governing the terms and conditions of the Deposits (including the Brokered Deposits), the HRB Prepaid Cards and the Transferred Loans;

(f)all ABA routing numbers, BINs, and customer account numbers, transit routing numbers, and any other account numbers used or held for use in connection with the Transferred Assets and/or the Assumed Liabilities; and

(g)all security and/or other deposits and prepaid expenses exclusively relating to the Transferred Assets.

No later than three (3) Business Days prior to the Closing Date, HRB Bank shall complete and provide to BofI (i) an electronic schedule, in form and substance reasonably acceptable to BofI, setting forth such information as BofI may reasonably request with respect to the Transferred Loans as they existed as of the cut-off date for such schedule which shall be not earlier than the fifth (5th) Business Day prior to the Closing Date and (ii) an electronic schedule in form and substance reasonably acceptable to BofI setting forth such information as BofI may reasonably request with respect to the Overdrafts as they existed as of the cut-off date for such schedule which shall be not earlier than the fifth (5th) Business Day prior to the Closing Date. The parties acknowledge and agree that the schedules to be delivered as provided in the preceding sentence are preliminary and will not account for changes in the Transferred Loans or Overdrafts between the cut-off dates of such schedules and the Closing Date. No later than five (5) Business Days after the Closing Date, HRB Bank shall deliver final electronic versions of the aforementioned schedules containing information regarding the Transferred Loans and the Overdrafts as of the close of business on the Closing Date.
2.02.    Excluded Assets
. Notwithstanding anything to the contrary in Section 2.01, all of the assets of HRB Bank that are not Transferred Assets, including the following assets, will be retained by HRB Bank and are excluded from the Transferred Assets (the “Excluded Assets”):
(a)    all Investment Securities;

(b)    all Residential Mortgage Loans;
(c)    all OREO;

(d)    all commercial and industrial Loans;

(e)    the Retained Contracts;

(f)    HRB Bank’s membership interest in EFS;

(g)    HRB Bank’s membership interest in Mortgage Holdings;

(h)HRB Bank’s equity interest in any other subsidiary or other entity;

(i)HRB Bank’s stock in the Federal Home Loan Bank of Des Moines (and any right to the proceeds of the redemption of such stock);

(j)all claims, demands or causes of action for refunds of taxes and governmental charges related to HRB Bank’s business;

(k)HRB Bank’s corporate seal, minute books, charter, corporate stock record books, tax records, organizational documents and such other books and records as pertain to the organization, taxation or capitalization of HRB Bank;

(l)any claims, demands or causes of action or rights associated with the Excluded Assets or the Excluded Liabilities;

(m)any intellectual property owned by, or licensed to, HRB Bank;

(n)any intercompany receivables from an Affiliate of HRB Bank;

(o)the Secured Credit Card Accounts;

(p)the Secured Credit Card Receivables;

(q)the Other Correspondent Accounts;

(r)the Operating Cash;

(s)the Personal Property;

(t)the Real Property; and

(u)the UMB Correspondent Accounts.

2.03.    Assumed Liabilities
. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, BofI will assume and agree to pay and perform, as and when due, only those Liabilities of HRB Bank listed below in this Section 2.03 (the “Assumed Liabilities”):
(a)    all Deposits;

(b)    all HRB Prepaid Card Balances;

(c)    the payment and performance of obligations and other Liabilities (other than Excluded Liabilities) arising after the Closing Date relating to the Transferred Assets or the Assumed Contracts (other than (i) obligations or Liabilities arising out of or relating to a breach or non-performance of the terms thereof prior to the Closing and (ii) obligations or Liabilities payable after Closing but subject to proration as provided in Section 3.06, which obligations or Liabilities will be paid by BofI for HRB Bank’s account after Closing); and

(d)    the obligations under the Commitments (other than obligations arising out of or relating to a breach or non-performance thereof prior to the Closing).

No later than three (3) Business Days prior to the Closing Date, HRB Bank shall complete and provide to BofI (i) an electronic schedule, in form and substance reasonably acceptable to BofI, setting forth such information as BofI may reasonably request with respect to the Deposits as they existed as of the cut-off date for such schedule which shall be not earlier than the fifth (5th) Business Day prior to the Closing Date, (ii) an electronic schedule, in form and substance reasonably acceptable to BofI, setting forth such information as BofI may reasonably request with respect to the HRB Prepaid Card Balances as they existed as of the cut-off date for such schedule which shall be not earlier than the fifth (5th) Business Day prior to the Closing Date, and (iii) an electronic schedule, in form and substance reasonably acceptable to BofI, setting forth such information as BofI may reasonably request with respect to the Commitments as they existed as of the cut-off date for such schedule which shall be not earlier than the fifth (5th) Business Day prior to the Closing Date. The parties acknowledge and agree that the schedules to be delivered as provided in the preceding sentence are preliminary and will not account for changes in the Deposits, HRB Prepaid Card Balances and the Commitments between the cut-off dates of such schedules and the Closing Date. No later than five (5) Business Days after the Closing Date, HRB Bank shall deliver final electronic versions of the aforementioned schedules containing information regarding the Deposits, HRB Prepaid Card Balances and Commitments as of the close of business on the Closing Date.
2.04.    Excluded Liabilities. Except as and to the limited extent specifically set forth in Section 2.03, BofI is not assuming any Liabilities of HRB Bank. HRB Bank is, and following the Closing HRB Bank will continue to be, responsible for all Liabilities of HRB Bank other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities include the following:

(a)    any Liability arising out of or in connection with the business of HRB Bank or any transactions or series of transactions, any facts or series of facts existing, or any events or series of events to the extent they occurred on or prior to the Closing Date (other than the Liabilities expressly assumed by BofI pursuant to Section 2.03);

(b)    any Liability with respect to employment or consulting agreements, pension, profit-sharing, welfare or benefit plans, or amounts owing for commissions or compensation, termination, severance or other payments to present or former employees, officers, managers or members of HRB Bank and/or to the spouse, dependents, and beneficiaries of such individuals, regardless of whether any such person is employed by HRB Bank or BofI following the Closing;

(c)    any Liability of HRB Bank for any Taxes of any kind or nature, or any interest or penalties thereon, including any of HRB Bank's Tax obligations arising out of the transactions contemplated hereunder;

(d)    all FHLB Advances (if any) and Federal Reserve Borrowings (if any);

(e)    any Liability under or relating to the Retained Contracts;

(f)    any Liability arising from or relating to the Excluded Assets;

(g)    any Liability for commissions or other payments due to brokers on any Brokered Deposits incurred or accrued prior to the Closing Date;

(h)    any Liabilities arising from or related to the Pending Litigation, which are expressly retained by HRB Bank and expressly excluded from the Assumed Liabilities to be assumed by BofI; and

(i)    any fee payable by HRB Bank pursuant to its engagement letter with either of Goldman, Sachs. & Co. or First Annapolis Consulting, Inc. or any other broker, investment bank, consultant or other advisor engaged by HRB Bank, Block Financial or any Affiliate thereof and any other costs, expenses or other Liabilities incurred by HRB Bank, Block Financial or any Affiliate thereof in connection with the Divestiture Transactions.

2.05.    Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, Permits, properties, rights or other assets (collectively, the “Non-Assigned Assets”) of HRB Bank shall be deemed sold, transferred or assigned to BofI pursuant to this Agreement if the attempted sale, transfer or assignment thereof to BofI without the Consent of any other Person would be ineffective or would constitute a default or breach of Contract or a violation of any Law or

Order, and such Consent is not obtained at or prior to the Closing. In such case, to the extent possible, (a) the beneficial interest in or to such Non-Assigned Assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to BofI under this Agreement; and (b) pending such Consent, BofI shall discharge, as agent for HRB Bank, the obligations of HRB Bank under such Beneficial Rights to the extent such obligations are Assumed Liabilities, and HRB Bank shall act as BofI’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. With respect to each Non-Assigned Asset, HRB Bank and Block Financial will comply with the covenants contained in Section 6.13(b).
ARTICLE III

CLOSING AND TRANSFER AMOUNT

3.01.    Closing. Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on September 30, 2015, or such earlier date as the parties may mutually agree upon in writing (the "Closing Date"), but subject to satisfaction of each of the conditions to Closing set forth in Article VIII hereof or waiver by the party entitled to the benefit thereof. The P&A Transaction, and all calculations made in connection therewith, shall be effective as of the close of HRB Bank's banking business on the Closing Date. The Closing will take place, subject to the satisfaction or waiver of all conditions set forth in Article VIII, at the offices of Stinson Leonard Street LLP, 1201 Walnut, Suite 2900, Kansas City, Missouri 64106.

3.02.    Transfer Amount.

(a)    In connection with the sale by HRB Bank to BofI of the Transferred Assets and the assumption by BofI of the Assumed Liabilities as provided for herein, at the Closing, if:

(i)
the Estimated Transfer Amount is negative, HRB Bank will transfer to BofI by wire transfer of immediately available funds to an account designated by BofI an amount equal to the Estimated Transfer Amount; or

(ii)
the Estimated Transfer Amount is positive, BofI will transfer to HRB Bank by wire transfer of immediately available funds to an account designated by HRB Bank an amount equal to the Estimated Transfer Amount.

(b)    For purposes of this Agreement, the "Transfer Amount" will be equal to:

(i)	the aggregate book value of the Transferred Loans, plus all Accrued Interest on the Transferred Loans;

(ii)    plus, the aggregate book value of the Overdrafts;

(iii)	minus, the sum of (A) aggregate par value of the Deposits (without a premium), plus (B) all accrued and unpaid interest on the Deposits;

(iv)	plus or minus (as applicable) the Pro Rata Adjustment.

(c)    If the Estimated Transfer Amount is a negative number then, prior to the Closing Date, Block Financial will make the Block Financial Capital Contribution; provided, however, that the failure of Block Financial to timely make the Block Financial Capital Contribution shall not relieve Block Financial or HRB Bank of their respective obligations under this Agreement.
(d)    Three (3) Business Days prior to the Closing Date, HRB Bank shall deliver to BofI a written calculation of the Transfer Amount setting forth in reasonable detail HRB Bank’s good faith best estimate of the Transfer Amount calculated as of the close of business on the date that is five (5) Business Days prior to the Closing Date, determined in accordance with GAAP (the “Estimated Transfer Amount”) and shall make available the work papers, schedules and other supporting data used by HRB Bank to calculate and prepare the Estimated Transfer Amount. The Estimated Transfer Amount will be subject to the approval of BofI, which approval shall not be unreasonably delayed, conditioned or withheld.

(e)    A pro forma hypothetical calculation of the Transfer Amount is included in Schedule 3.02.

3.03.    Post-Closing Transfer Calculation.

(a)    Not later than the twentieth (20th) Business Day after the Closing Date, HRB shall deliver to BofI a written calculation (the “Post-Closing Transfer Calculation”) of the Transfer Amount setting forth in reasonable detail the Transfer Amount calculated as of the close of business on the Closing Date, determined in accordance with GAAP (the “Final Transfer Amount”) and shall make available the work papers, schedules and other supporting data used by HRB Bank to calculate and prepare the Post-Closing Transfer Calculation to enable BofI to verify the accuracy of the Final Transfer Amount.

(b)    If HRB Bank and BofI are unable to agree upon the Post-Closing Transfer Calculation within ten (10) Business Days after HRB delivers the Post-Closing Transfer Calculation, the disputed items or amounts concerning the Post-Closing Transfer Calculation shall be determined by PricewaterhouseCoopers LLP (the “Accounting Firm”) within fourteen (14) Business Days following the submission of such disputed items or amounts to the Accounting Firm. In making such calculation, the Accounting Firm may only consider those items or amounts in the Post-Closing Transfer Calculation as to which HRB Bank and BofI have disagreed, and the Accounting Firm shall act as an expert and not an arbitrator. The fees of the Accounting Firm incurred in determining the Post-Closing Transfer Calculation will be paid equally by HRB Bank and BofI. Except as set forth on Schedule 3.03, neither HRB Bank, Block Financial or their Affiliates (on the one side), or BofI, BofI Holding or their Affiliates (on the other side) have engaged the Accounting Firm for services in the last two years.

3.04.    Final Settlement. On the Business Day immediately following the day on which the Post-Closing Transfer Calculation shall have been finally determined pursuant to the terms of Section 3.03 (the “Final Settlement Date”), if the Final Transfer Amount is greater than the Estimated Transfer Amount, then BofI shall pay the difference to HRB Bank. If the Final Transfer Amount is less than the Estimated Transfer Amount, then HRB Bank shall pay the difference to BofI. In each case such payment shall be made within three (3) Business Days after the Final Settlement Date by wire transfer in immediately available funds to an account designated in writing by HRB Bank to BofI or to an account designated in writing by BofI to HRB Bank, as applicable. Any payment pursuant to this Section 3.04 (the “Final Transfer Payment”) shall include interest on such amount for the number of days from and including the Closing Date to but excluding the Final Settlement Date at a rate equal to the effective Federal Funds rate as published by the Board of Governors of the Federal Reserve System on the Final Settlement Date. If the Final Settlement Date is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

3.05.    Purchase Price Allocation. The allocation of the consideration paid by BofI is intended to comply with the allocation method required by Section 1060 of the Code.  The parties will each report the federal, state and local and other tax consequences of the P&A Transaction (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation and take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation, unless required to do so by law as interpreted or modified subsequent to the Closing Date.  Within thirty (30) days following the Closing Date, BofI shall provide to HRB Bank a schedule showing BofI’s proposed allocation of the consideration payable with respect to the Transferred Assets.  BofI, on the one hand, and HRB Bank on the other, shall agree upon such allocation within sixty (60) days after the Closing Date; provided that if BofI and HRB Bank are unable to agree upon an allocation schedule within such sixty (60) day period, the allocation schedule shall be prepared by the Accounting Firm, who shall be mutually engaged by HRB Bank and BofI for such purpose.  The fees of the Accounting Firm incurred in preparing the allocation schedule shall be paid equally by BofI and HRB Bank.

3.06.    Prorations. The parties intend that HRB Bank will own the Transferred Assets and be responsible for the Assumed Liabilities for its own account until the close of business on the Closing Date, and that BofI will own the Transferred Assets and be responsible for the Assumed Liabilities for its own account after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of expense and income directly attributable to the Transferred Assets and Assumed Liabilities, other than any general overhead expenses of HRB Bank, will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including any payments due or made on any Assumed Contracts. The aggregate net amount of such proration shall result in an adjustment (the “Pro-Rata Adjustment”) in the calculation of the Estimated Transfer Amount and the Final Transfer Amount as provided for in Section 3.02 and Section 3.04, respectively. A schedule setting forth the items of income and expense expected to be prorated with respect to the Transferred Assets and Assumed Liabilities is attached as Schedule 3.06.

3.07.    Custodial Accounts. At the Closing, HRB Bank will resign as custodian with respect to any individual retirement account included as part of the Assumed Liabilities as to which HRB Bank is custodian (the “Custodial Account”). At the Closing, HRB Bank will designate and appoint BofI as successor custodian under each such Custodial Account. BofI covenants and agrees that it will, following its designation or appointment as successor custodian under the Custodial Accounts, perform, fulfill, and discharge each of the obligations required to be performed by the custodian with respect to such Custodial Accounts pursuant to Law, or pursuant to the governing documents establishing such Custodial Account.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HRB BANK AND BLOCK FINANCIAL

As a material inducement to BofI to enter into and perform its obligations under this Agreement, except as disclosed in the Disclosure Schedule (the “HRB Bank Disclosure Schedule”) delivered by HRB Bank and Block Financial to BofI before the execution of this Agreement, HRB Bank and Block Financial, jointly and severally, hereby represent and warrant to BofI that the statements contained in this Article IV are true and correct as of the date hereof (unless they are made as of a specific date, in which case they shall be true and correct as of such specific date) and will be true and correct as of the Closing (unless they are made as of a specific date, in which case they shall be true and correct as of such specific date);

4.01.    Organization and Authority.

(a)    HRB Bank is a federal savings bank, duly organized and validly existing under the Laws of the United States. HRB Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of all HRB Bank Constituent Documents, as amended to date, have been made available to BofI. HRB Bank is an insured bank as defined in the FDIA. HRB Bank does not own or control any Affiliate or subsidiary other than EFS and Mortgage Holdings. HRB Bank is the sole Member of EFS and Mortgage Holdings. Other than the Member Interests in EFS and Mortgage Holdings, HRB Bank has no equity interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity.

(b)    Block Financial is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware. Block Financial has all requisite limited liability company power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to create a Material Adverse Change.

4.02.    Execution and Delivery.

(a)    HRB Bank has the corporate power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it is a party, and any documents, agreements or instruments to be executed by HRB Bank pursuant to this Agreement or any Ancillary Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by HRB Bank and the consummation by HRB Bank of the transactions contemplated hereby have been duly authorized by the Board of Directors of HRB Bank and, other than the approval of the Divestiture Transaction by the sole shareholder of HRB Bank (which approval will be obtained promptly following the execution of this Agreement), no other corporate proceedings are necessary to authorize this Agreement and the Divestiture Transaction. This Agreement has been, and the Ancillary Agreements to which it is a party and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be, duly executed by HRB Bank, and each constitutes or will, assuming the due execution thereof by each of the other parties thereto, constitute the legal, valid and binding obligation of HRB Bank, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Laws affecting creditors’ rights and remedies and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)    Block Financial has the limited liability company power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it is a party, and any documents, agreements or instruments to be executed by Block Financial pursuant to this Agreement or any Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. Block Financial has taken all limited liability company action necessary (and no further action or proceeding on the part of Block Financial or its members is necessary) to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party and any documents, agreements or instruments to be executed by Block Financial pursuant to this Agreement, the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which it is a party and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be, duly executed by Block Financial and each constitutes or will, assuming the due execution thereof by each of the other parties thereto, constitute the legal, valid and binding obligation of Block Financial, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.03.    Capitalization of HRB Bank. The entire authorized capital stock of HRB Bank consists of 10,000 shares of common stock, par value $1.00 per share (the "HRB Bank Common Stock"). As of the date hereof, 100 shares of HRB Bank Common Stock are issued and outstanding and all 100 of such shares are owned, legally and beneficially, by Block Financial. All of the shares of HRB Bank Common Stock have been duly authorized, validly issued, and are fully paid and nonassessable, and have not and will not have been issued in violation of the preemptive rights of any Person.

4.04.    Compliance with Laws, Permits and Instruments.

(a)    HRB Bank has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the HRB Bank Constituent Documents, (ii) any provision of any Contract applicable to the Transferred Assets or Assumed Liabilities, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change, (iii) any Law, Order or Permit applicable to HRB Bank, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change, or (iv) any Law, Order or Permit applicable specifically to the Transferred Assets or Assumed Liabilities, in any material respect.

(b)    The execution, delivery and (provided the Required Regulatory Approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, result in any violation or breach of or result in a default, under (i) the HRB Bank Constituent Documents (ii) any provision of any Contract, applicable to the Transferred Assets or Assumed Liabilities, except where such conflict, breach, default or violation would not reasonably be expected to result in a Material Adverse Change, or (iii) any Law, Order or Permit applicable to HRB Bank, the Transferred Assets or Assumed Liabilities, in any material respect.

4.05.    Financial Statements. HRB Bank and Block Financial have made available to BofI true and complete copies of the financial statements of each of HRB Bank and Block Financial identified in Section 4.05 of the HRB Bank Disclosure Schedule (the “HRB Financial Statements”). The HRB Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP, fairly present the financial condition of each of HRB Bank and Block Financial at the dates thereof and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the HRB Financial Statements accurately and fairly reflect in all material respects the transactions of HRB Bank and Block Financial. The Assumed Liabilities have been reflected in the HRB Financial Statements and other material financial records (including those delivered or made available to any Governmental Entity) in accordance with GAAP or regulatory accounting principles, as applicable, and all applicable legal and regulatory requirements. Since January 1, 2009, HRB Bank's and Block Financial's external auditor was independent of HRB Bank and Block Financial and their management. As of the date hereof, HRB Bank's and Block Financial's external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with HRB Bank or Block Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.06.    Undisclosed Liabilities. Neither HRB Bank nor Block Financial has any material Liability that is not reflected in or disclosed in the HRB Financial Statements.

4.07.    Litigation. Except for Litigation listed in Section 4.07 of the HRB Bank Disclosure Schedule (the “Pending Litigation”), there is no Litigation pending or, to HRB Bank’s Knowledge, threatened against either of HRB Bank or Block Financial at law or in equity, or by or before any Governmental Entity (a) relating to the Transferred Assets or the Assumed Liabilities or (b) that challenges the validity of this Agreement or the transactions contemplated hereby, that challenges any actions taken or to be taken by HRB Bank or Block Financial pursuant hereto or thereto or that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. There is no material Litigation now pending in which HRB Bank or Block Financial is the plaintiff or claimant which relate to, or would reasonably be expected to materially affect BofI's ownership, operation or use in its business of, the Transferred Assets or the Assumed Liabilities.

4.08.    Consents and Approvals. No Consent or Order of any Governmental Entity or other Person is required on the part of HRB Bank or Block Financial in connection with the execution, delivery or performance of this Agreement by HRB Bank or Block Financial, or any agreement to be executed by HRB Bank or Block Financial contemplated hereby, or the completion by HRB Bank or Block Financial of the transactions contemplated hereby or thereby, and to HRB Bank’s Knowledge, no such Governmental Entity or other Person has indicated that it will withhold such Consent or Order.

4.09.    Ownership of Assets. HRB Bank has good and transferable title to, or in the case of the Transferred Assets described in Sections 2.01(f), a valid license or right to use, the Transferred Assets, free and clear of all Liens.

4.10.    Absence of Certain Changes or Events. Since April 30, 2013, HRB Bank has conducted its business only in the ordinary course and has not:

(a)    Instituted, had instituted against it, settled or agreed to settle any Litigation relating to the Transferred Assets or Assumed Liabilities other than in the ordinary course of business;

(b)    Made any, or acquiesced with any, material change in any accounting methods, principles or practices applicable to the Transferred Assets or Assumed Liabilities, except as required by applicable Law;

(c)    Changed its interest rate or fee pricing policies or other material terms with respect to its Deposits, Loans or Commitments other than in the ordinary course of business;

(d)    Waived any material right related to the Transferred Assets or the Assumed Liabilities;

(e)    Amended, terminated, waived, assigned or modified the terms of any Loan, Deposit or Commitment except in the ordinary course of business; or

(f)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (e) above.
4.11.    Contracts and Commitments.

(a)    HRB Bank is not a party to or bound by any Contract for the purchase or sale of any of the Transferred Assets or the assumption of the Assumed Liabilities, or for the grant of any preferential right to purchase any of the Transferred Assets or assume any of the Assumed Liabilities.

(b)    Each of the Contracts identified in Section 4.11(b) of the HRB Bank Disclosure Schedule (the “Assumed Contracts”) and each of the Commitments constitutes and, on the Closing Date, each of the Assumed Contracts and the Commitments will constitute, the legal, valid and binding obligation of HRB Bank, and each of the other parties thereto. Each of the Assumed Contracts and Commitments is, and, on the Closing Date, will be, in full force and effect (except to the extent that any Assumed Contract or Commitment expires in accordance with its terms). HRB Bank has fulfilled and performed in all material respects its obligations under the Assumed Contracts and Commitments in accordance with their respective terms. Neither HRB Bank nor any other party to any Assumed Contract or Commitment is, or is alleged to be, in breach or default under any Assumed Contract or Commitment, nor does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder. HRB Bank has made available to BofI true and complete copies of each Assumed Contract and of the terms applicable to each Commitment.

(c)    Section 4.11(c) of the HRB Bank Disclosure Schedule identifies each material Contract pursuant to which HRB Bank obtains services from a third party material to the administration or management of the Transferred Assets or the Assumed Liabilities.

4.12.    Taxes and Tax Returns.

(a)    HRB Bank has duly and timely filed all Tax Returns that it was required to file under applicable Law with the appropriate Federal, state, local or foreign governmental agencies. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. All Taxes due and owing by HRB Bank (whether or not shown on any Tax Return) have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of HRB Bank.

(b)    HRB Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, shareholder, or other third party, and all information reporting (including Forms W-2, 1098 and 1099) required with respect thereto have been properly completed and timely filed. HRB Bank has timely and properly taken such actions in response to and in compliance with notices from the Internal Revenue Service in respect of information reporting and backup and nonresident withholding as are required by Law, including the notation in its records of any B notices or C notices received with respect to any customers, shareholders, or payees.

(c)    There is no dispute or claim concerning any Tax liability of HRB Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of HRB Bank has knowledge based upon personal contact with any agent of such authority. No claim has been made in writing by any Governmental Entity in a jurisdiction where HRB Bank does not file Tax Returns that HRB Bank is, or may be, subject to taxation by that jurisdiction.

(d)    HRB Bank is not a party to or bound by any tax allocation or sharing agreement.

4.13.     No Material Adverse Change. There has not been any Material Adverse Change with respect to HRB Bank or Block Financial since April 30, 2013, nor has any event or condition occurred that has resulted in, or would be reasonably likely to result in, a Material Adverse Change with respect to HRB Bank or Block Financial.

4.14.    Evidences of Indebtedness. All of the Transferred Loans and Overdrafts are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, and are not subject to any known or, to HRB Bank’s Knowledge, any threatened, defenses, offsets or counterclaims that may be asserted against HRB Bank or any subsequent holder thereof; provided, however that the enforceability of the Loans may be affected by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the rights or remedies of creditors generally and by equitable principles that may be applied by a court in construing or enforcing such Loans. Any collateral securing a Transferred Loan is (i) the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document and (ii) subject to a valid, enforceable and perfected Lien.

4.15.    Regulatory Compliance. HRB Bank is not subject to any Order of any Governmental Entity other than Orders broadly applicable to similarly situated financial institutions. Other than routine regulatory examinations, there are no actions or proceedings pending or, to HRB Bank’s Knowledge, threatened against HRB Bank or affecting or relating to in any material manner the Transferred Assets or the Assumed Liabilities by or before any Governmental Entity. HRB Bank has not received notice from any Governmental Entity indicating that it would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

4.16.    Books and Records. The Records (a) have been accurately maintained in all material respects in the ordinary course of business, (b) are substantially complete and correct in all material respects, (c) have only entered transactions therein that represent bona fide transactions, (d) do not fail to reflect transactions involving the business of HRB Bank that properly should have been set forth therein and that have not been accurately so set forth, (e) comply with all applicable Laws and (f) are sufficient to allow BofI to manage the Transferred Assets and Assumed Liabilities in the same manner as they have been managed by HRB Bank and Block Financial.

4.17.    Financial Products and Services. Each of the financial products and services that are a part of the Transferred Assets or Assumed Liabilities is, and at all times has been, offered and sold in compliance in all material respects with all applicable Laws.

4.18.    Interest Rate Risk Management Instruments. HRB Bank has no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements, entered into for the account of HRB Bank.

4.19.    Participations. Each outstanding Emerald Advance and Unsecured Credit Card Receivable originated by HRB Bank has been, or will be prior to the Closing, fully participated to an H&R Block Affiliate in a participation arrangement that meets GAAP requirements for de-recognition of assets.

4.20.    Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of HRB Bank, or any officer, member, director or employee of HRB Bank, or any Affiliate of HRB Bank.

4.21.    Custodial Accounts. HRB Bank has no Custodial Accounts other than individual retirement accounts. HRB Bank has managed the Custodial Accounts included in the Transferred Assets at all times in compliance in all material respects with Law and the governing documents of such Custodial Accounts.

4.22.    Trust Accounts. HRB Bank has no trust accounts, trust assets or any other accounts or relationships of a fiduciary nature.

4.23.    Deposits. Subject to applicable Law, all of the Deposits (other than Time Deposits) may be re-priced by HRB Bank in the ordinary course of business. All of the Deposits (including the Records pertaining to such Deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of HRB Bank, and (ii) all applicable Laws, including anti-money laundering, anti-terrorism, or embargoed persons requirements. All of the Deposit accounts are insured to the maximum limit set by the FDIC and any premiums and assessments required to be paid in connection therewith have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or to HRB Bank's Knowledge threatened.

4.24.    Customer Information Security. To HRB Bank's Knowledge no facts or circumstances exist that would cause HRB Bank to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any applicable federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of any information security program adopted by HRB Bank pursuant to 12 C.F.R. Part 170.

4.25.    Prior Purchase and Assumption Agreement.

(a)    A true and complete copy, excluding the schedules, of the Purchase and Assumption Agreement, dated as of July 11, 2013 (the "Prior P&A Agreement"), among Republic Bank & Trust Company, a Kentucky bank and trust company, HRB Bank and Block Financial was included as Exhibit 10.1 to H&R Block's form 8-k, filed with the Securities and Exchange Commission on July 11, 2013.

(b)    HRB Bank and Block Financial have validly terminated the Prior P&A Agreement prior to entering into this Agreement.

4.26.    Available Funds. Block Financial has, and as of the Closing Date will have, access to sufficient funds to make any required Block Financial Capital Contribution.

4.27.    Disclosure. No representation or warranty by HRB Bank or Block Financial in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of HRB Bank or Block Financial pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BOFI

As a material inducement to HRB Bank and Block Financial to enter into and perform its obligations under this Agreement, except as disclosed in the Disclosure Schedule (the “BofI Disclosure Schedule”) delivered by BofI to HRB Bank and Block Financial before the execution of this Agreement, BofI hereby represents and warrants to HRB Bank and Block Financial that the statements contained in this Article V are true and correct as of the date hereof (unless they are made as of a specific date, in which case they shall be true and correct as of such specific date) and will be true and correct as of the Closing (unless they are made as of a specific date, in which case they shall be true and correct as of such specific date):
5.01.    Organization and Authority. BofI is a federal savings bank duly organized and validly existing under the Laws of the United States. BofI has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of all Constituent Documents of BofI, as amended to date, have been made available to HRB Bank. BofI is an insured bank as defined in the FDIA.

5.02    Execution and Delivery. BofI has the corporate power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it is a party and any documents, agreements or instruments to be executed by BofI pursuant to this Agreement or any Ancillary Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by BofI and the consummation by BofI of the transactions contemplated hereby have been duly authorized by the Board of Directors of BofI, and no other corporate proceedings are necessary to authorize this Agreement and the P&A Transaction. This Agreement has been, and the Ancillary Agreements to which it is a party, and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be, duly executed by BofI, and each constitutes or will, assuming the due execution thereof by each of the other parties thereto, constitute the legal, valid and binding obligation of BofI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Laws affecting creditors’ rights and remedies and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

5.03.    Compliance with Laws, Permits and Instruments.

(a)    BofI has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of its Constituent Documents, (ii) any provision of any Contract, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change, or (iii) any Law, Order or Permit applicable to BofI, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change.

(b)    The execution, delivery and (provided the Required Regulatory Approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, result in any violation or breach of or result in a material default, under (i) BofI’s Constituent Documents (ii) any provision of any Contract, applicable to BofI’s activities, except where nonperformance, noncompliance, default or violation would not reasonably be expected to result in a Material Adverse Change, or (iii) any Law, Order or Permit applicable to BofI.

5.04.    Consents and Approvals. No Consent or Order of any Governmental Entity or other Person is required on the part of BofI in connection with the execution, delivery or performance of this Agreement by BofI, or any agreement to be executed by BofI contemplated hereby, or the completion by BofI of the transactions contemplated hereby or thereby, and to BofI’s Knowledge, no such Governmental Entity or other Person has indicated that it will withhold such Consent or Order.

5.05.    Financial Statements. BofI has made available to HRB Bank true and complete copies of the BofI Holding financial statements identified in Section 5.05 of the BofI Disclosure Schedule (the “BofI Financial Statements”). The BofI Financial Statements (including the related notice) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP, fairly present the financial condition of BofI at the dates thereof and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the BofI Financial Statements accurately and fairly reflect in all material respects the transactions of BofI. Since January 1, 2009, BofI's and BofI Holding's external auditor was independent of BofI and BofI Holdings and their management. As of the date hereof, BofI's and BofI Holding's external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with BofI or BofI Holdings on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.06.    Undisclosed Liabilities. BofI does not have any material Liability that is not reflected in or disclosed in the BofI Financial Statements.

5.07.    Litigation. There is no Litigation pending or, to BofI’s Knowledge, threatened against BofI at law or in equity, or by or before any Governmental Entity (a) relating to the Transferred Assets or the Assumed Liabilities or (b) that challenges the validity of this Agreement or the transactions contemplated hereby, that challenges any actions taken or to be taken by BofI pursuant hereto or thereto or that seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

5.08.    Regulatory Compliance. BofI is not subject to any Order of any Governmental Entity other than Orders broadly applicable to similarly situated financial institutions. Other than routine regulatory examinations, there are no actions or proceedings pending or, to BofI’s Knowledge, threatened against BofI by or before any Governmental Entity. BofI has not received notice from any Governmental Entity indicating that it would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

5.09.    Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of BofI, or any officer, member, director or employee of BofI, or any Affiliate of BofI.

5.10.    Association Rights. BofI is a member in good standing of MasterCard and has full authority under applicable MasterCard operating regulations to issue Emerald Cards and to use and display MasterCard trademarks.

5.11.    Nevada Branch. BofI has filed all regulatory notices and applications required under 12 C.F.R. § 145.93 or otherwise to open and operate a new full service branch in Reno, Nevada (the "Nevada Branch").

5.12.    Disclosure. No representation or warranty by BofI in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of BofI pursuant to this Agreement or in connection with transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE VI

COVENANTS

6.01.    Conduct of the Business in the Ordinary Course. Except as otherwise expressly contemplated under this Agreement or disclosed in Schedule 6.01, between the date of this Agreement and the Closing, HRB Bank will conduct its business only in the ordinary course of business consistent with past custom and practice with respect to the Transferred Assets and Assumed Liabilities, and shall incur no Assumed Liabilities other than in the ordinary course of business consistent with past custom and practice.

6.02.    Required Acts. In furtherance of and without limiting Section 6.01, except as otherwise expressly contemplated under this Agreement, between the date of this Agreement and the Closing, HRB Bank will:

(a)    Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings, with adequate reserves established;

(b)    Promptly classify and charge off Loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions, applicable regulatory definitions and the Uniform Retail Credit Classification and Account Management Policy;

(c)    Maintain its books of account in accordance with GAAP or regulatory accounting principles (as applicable);

(d)    Promptly inform BofI of all material issues and developments arising in relation to the Transferred Assets and the Assumed Liabilities; and

(e)    Promptly take all reasonable actions to wind down all Brokered Deposits.

6.03.    Prohibited Acts.

(a)    HRB Bank. In furtherance of and without limiting Section 6.01, except as specifically permitted under this Agreement, between the date of this Agreement and Closing, HRB Bank will not, without the prior written consent of BofI:

(i)	Amend, terminate, waive, assign or modify any of the terms of any Assumed Contract or Commitment, except in the ordinary course of business and only to the extent not adverse to HRB Bank or BofI;

(ii)
Amend, terminate, waive, transfer, assign or modify any of the terms of any Consumer Loan or Deposit, except in the ordinary course of business and only to the extent not materially adverse to HRB Bank or BofI;

(iii)
Amend, waive or modify HRB Bank’s Consumer Loan and Deposit underwriting, credit servicing, collection and operating policies and procedures, except in response to changes in Applicable Laws and except in the ordinary course of business and only to the extent not materially adverse to HRB Bank or BofI;

(iv)	Offer rates or other material terms on any category of Loans, Overdraft or Deposits in a manner inconsistent with HRB Bank’s past practices;

(v)
Sell, assign or transfer any Transferred Asset or Deposit to any other Person or, except as disclosed in the HRB Bank Disclosure Schedule, encumber or permit or suffer to exist any Lien on any Transferred Asset or Deposit;

(vi)	Take any action that could reasonably be expected to complicate, hinder or delay any Required Regulatory Approval; or

(vii)	Agree to do any of the foregoing.

(b)    BofI. Except as specifically permitted under this Agreement, between the date of this Agreement and Closing, BofI will not, without the prior written consent of HRB Bank, take any action that could reasonably be expected to complicate, hinder or delay any Required Regulatory Approval.

6.04.    Regulatory Approvals.

(a)    Within seven (7) Business Days following the date of this Agreement, each of BofI, HRB Bank and Block Financial will (i) file all applications necessary to obtain the Required Regulatory Approvals with the Approving Authorities and (ii) publish all required public notices required in connection with the applications filed to obtain the Required Regulatory Approvals.

(b)    Each party will promptly furnish to the requesting party all information, data and documents required to be included in any regulatory application to be filed with the Approving Authorities; except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality. Each party agrees to cooperate and join in with the other party in the preparation, execution and processing of all such applications. The party responsible for filing a regulatory application shall promptly deliver to the other party evidence of the filing of such application and a copy of the non-confidential portions of such application.

(c)    The parties shall promptly advise each other upon receiving any communication from any Approving Authorities that would reasonably cause such party to believe that there is a likelihood that the Required Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(d)    Each party will use its commercially reasonable best efforts to pursue and obtain the Required Regulatory Approvals and will promptly respond to all inquiries from the Approving Authorities. To the extent permitted by applicable law, each party shall promptly deliver to the other party a copy of each material Order and other correspondence received by such party from any Approving Authority or other Governmental Entity with respect to the Divestiture Transaction or any other transaction or agreement contemplated by this Agreement.

(e)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to, in connection with seeking Required Regulatory Approvals:

(i)
(A) agree to, or proffer to, divest or hold separate, or enter into any licensing (except those licensing agreements as may be required or contemplated by the Program Management Agreement) or similar arrangement with respect to, any material assets (whether tangible or intangible) or any material portion of any business of such party or its Affiliates, or (B) take any action, or commit to take any action, or agree to any condition or restriction (in each case including with respect to the terms of this Agreement or the Program Management Agreement), involving any party or any of such party’s Affiliates or subsidiaries which, in the case of (A) or (B), such party determines, in its reasonable good faith judgment, is or is reasonably likely to be materially and unreasonably burdensome on such party’s or its Affiliates’ or subsidiaries’ business following the Closing or would be reasonably likely to materially reduce the economic benefits of the transactions contemplated by this Agreement or the Program Management Agreement to such party to such a degree that such party would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (a “Materially Burdensome Regulatory Condition”); or

(ii)
litigate or contest any Litigation, whether judicial or administrative, (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (B) seeking to prohibit or limit in any respect the ownership or operation by the party of any material asset (whether tangible or intangible) or any material portion of its business or to require the party to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset (whether tangible or intangible) or any portion of its business as a result of the transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of BofI to acquire or hold, or exercise full rights of ownership of, any of the Transferred Assets or Assumed Liabilities, or (D) seeking to prohibit BofI from effectively controlling in any respect any of the Transferred Assets or Assumed Liabilities.

6.05.    Access to Information and Properties. Between the date of this Agreement and the Closing Date, HRB Bank shall permit any officers, employees, representatives or agents of BofI, at BofI’s cost and expense, access at all reasonable times to HRB Bank’s assets and personnel, and disclose and make available to BofI and its officers, employees, representatives or agents, all books, papers and records relating to the Transferred Assets and the Assumed Liabilities as BofI may reasonably request. HRB Bank shall cause its personnel to provide reasonable assistance to BofI in BofI’s investigation of matters relating to the Transferred Assets and the Assumed Liabilities; provided such assistance does not unreasonably interfere with such personnel’s job duties. BofI will not exercise its rights under this section in a manner that materially disrupts the normal business operations of HRB Bank. Any information disclosed, or made available, between the parties hereto will at all times be subject to the Nondisclosure Agreement.

6.06.    Agreements and Consents. Each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible. HRB Bank will act diligently and reasonably in attempting to obtain, before the Closing Date, the Consents, in form and substance reasonably satisfactory to BofI, from any party to any Contract required to be obtained to assign or transfer any such Contract to BofI or interests therein.

6.07.    Fees and Expenses. Except as otherwise set forth in this Agreement, HRB Bank and Block Financial will pay their own, and BofI will pay its own, out-of-pocket expenses in connection with this Agreement, including appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

6.08.    Employees. Between the date of this Agreement and the Closing Date, BofI will not hire any employee of HRB Bank and HRB Bank will not hire any employee of BofI.

6.09.    Notification. Prior to the Closing Date:

(a)    HRB Bank and Block Financial shall promptly provide BofI (after HRB Bank or Block Financial has notice thereof) with written notice of, and keep BofI advised as to, (a) any Material Adverse Change in the Transferred Assets or the Assumed Liabilities and (b) any pending or, to HRB Bank’s Knowledge, threatened or anticipated Litigation that challenges any part of the Divestiture Transaction.

(b)    BofI shall promptly provide HRB Bank and Block Financial (after BofI has notice thereof) with written notice of, and keep HRB Bank advised as to any pending or, to BofI’s Knowledge, threatened or anticipated Litigation that challenges any part of the Divestiture Transaction.

6.10.    BINs. The BINs shall be transferred to BofI on a mutually agreed date on or about the Closing Date. With respect to the BINs transfer, each party shall use commercially reasonable efforts to assist in the transfer of the BINs to BofI, including providing any notices to, or obtaining any consents from, MasterCard.

6.11.    Exclusive Dealing. During the period beginning on the date of this Agreement and continuing through the earlier of the Closing Date or the termination of this Agreement, (a) neither HRB Bank nor Block Financial will, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or accept, any proposal of any other person relating to any of the Transferred Assets, the P&A Transaction or the transactions contemplated by the Program Management Agreement and the Receivables Participation Agreement (or any similar transaction) or the assets, liabilities or business, in whole or in part, of HRB Bank (any such offer or proposal, a "Competing Proposal"), and (b) BofI will not negotiate or enter into any arrangement or transaction similar to those contemplated by the Program Management Agreement with any other tax return preparer. HRB Bank, Block Financial and their respective Affiliates shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Competing Proposal.

6.12.    Nevada Branch Opening. BofI shall complete the opening of its Nevada Branch by the Closing Date.

6.13.    Execution and Delivery of Program Contracts. At the Closing on the Closing Date, BofI, HRB Bank and Block Financial will execute and deliver (and Block Financial will cause its Affiliates to execute and deliver) each of the following program agreements (collectively, the "Program Agreements"):

(a)    Program Management Agreement, substantially in the form attached hereto as Exhibit G;

(b)    Guaranty Agreement, substantially in the form attached hereto as Exhibit H;

(c)    Emerald Advance Receivables Participation Agreement, substantially in the form attached hereto as Exhibit I;

(d)    Company Financial Products Distribution Agreement, substantially in the form attached hereto as Exhibit J;

(e)    Franchisee Financial Products Distribution Agreement, substantially in the form attached hereto as Exhibit K; provided, however, that the franchisees will not sign the Franchisee Financial Products Distribution Agreement on the Closing Date;

(f)    Trademark Licensing Agreement, substantially in the form attached hereto as Exhibit L;

(g)    Trademark Licensing Agreement, substantially in the form attached hereto as Exhibit M;

(h)    Collection Services Agreement, substantially in the form attached hereto as Exhibit N;

(i)    Amended and Restated Legacy Emerald Advance Participation Agreement, substantially in the form attached hereto as Exhibit O; and

(j)    Amended and Restated Legacy Emerald Unsecured Credit Card Participation Agreement, substantially in the form attached hereto as Exhibit P.

6.14.    Further Assurances. From time to time after the Closing, each party, without further consideration, shall execute and deliver, or cause to be executed and delivered, such instruments and take such action as may be reasonably necessary or requested by the other party in order to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, on and after the Closing Date, HRB Bank and Block Financial shall (a) give such further assistance to BofI and shall execute, acknowledge, and deliver all such instruments and take such further action as may be reasonably necessary and appropriate or reasonably requested by BofI effectively to transfer to, and vest in, BofI full, legal, and equitable title to the Transferred Assets and Assumed Liabilities and put BofI in possession of the Transferred Assets, (b) in the case of Contracts and other interests included in the Transferred Assets (including any Non-Assigned Assets) (i) which cannot be transferred or assigned effectively without the Consent of third parties which Consent has not been obtained prior to the Closing, exercise commercially reasonable efforts, and cooperate with BofI in exercising commercially reasonable efforts, to obtain such Consent promptly, and if any such Consent is unobtainable, to use its commercially reasonable efforts to secure to BofI the benefits thereof in some other manner or (ii) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with BofI to secure to BofI the benefits and burdens thereof in some other manner (including the exercise of the rights of HRB Bank thereunder), in the case of each of clause (i) and (ii) immediately above to the extent requested by, and at the option of, BofI; provided, however, that nothing herein shall relieve HRB Bank or Block Financial of their obligations under any other section of this Agreement, and (c) use reasonable efforts to assist BofI in the orderly transfer of the Transferred Assets and Deposits.

ARTICLES VII

POST-CLOSING

7.01.    Affiliate Merger. Subject to regulatory approval, promptly following the Closing, HRB Bank will merge with and into Block Financial. Pursuant to the Affiliate Merger, Block Financial will succeed to all of the remaining assets and liabilities of HRB Bank. As a result of the Affiliate Merger, HRB Bank will surrender its bank charter and cease to exist as a separate legal entity.

7.02.    Filings; Power of Attorney. BofI may file with Governmental Entities, on behalf and in the name of HRB Bank, all assignments related to the Loans and any financing statement amendments and any other documents covered by the Power of Attorney to be executed by HRB Bank on or after the Closing Date.

7.03    Overdrafts True-Ups. Block Financial agrees to indemnify BofI for the aggregate amount of all Overdrafts purchased by BofI that are not covered by subsequent Customer deposits or loads to HRB Prepaid Cards within sixty (60) days after the Closing Date. For a period of three (3) years after the Closing Date, BofI agrees to reimburse Block Financial, on a quarterly basis, for each Overdraft purchased by BofI with respect to which (i) Block Financial indemnified BofI pursuant to the preceding sentence and (ii) BofI thereafter obtains a recovery, either through a subsequent Customer deposit, load to an HRB Prepaid Card or otherwise, to the extent of such recovery.

ARTICLE VIII

CONDITIONS

8.01.    Conditions to Obligations of HRB Bank and Block Financial. The obligation of HRB Bank and Block Financial to effect the P&A Transaction is subject to the fulfillment or HRB Bank’s and Block Financial’s written waiver at or prior to the Closing Date of all of the following additional conditions:

(a)    Regulatory Approvals. All Required Regulatory Approvals have been obtained and remain in full force and effect and all applicable waiting periods have expired, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(b)    Representations and Warranties. The representations and warranties of BofI set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, and (ii) for the effect of changes or transactions permitted or contemplated by this Agreement).

(c)    Performance of Obligations. BofI has performed all obligations, covenants and agreements required to be performed by it under this Agreement, in all material respects, prior to the Closing Date, including the delivery of the documents described in Section 8.01(j).

(d)    No Adverse Action. No Law or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Entity that would (i) make this Agreement or any other agreement contemplated hereby, or any part of the Divestiture Transaction, illegal, invalid or unenforceable, or (ii) impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or any part of the Divestiture Transaction.

(e)    Execution of Program Agreements. BofI has executed and delivered the Program Agreements pursuant to Section 6.13.

(f)    No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change with respect to BofI.

(g)    Estimated Transfer Amount. BofI shall have tendered the Estimated Transfer Amount (if it is a positive number).

(h)    Third Party Consents. The parties shall have obtained the third party consents identified on Schedule 8.01(h).

(i)    Nevada Branch. BofI shall have opened the Nevada Branch.

(j)    Other Deliverables. BofI has delivered to HRB Bank and Block Financial all of the following agreements, certifications and other deliverables:

(i)	an executed Assignment and Assumption of Deposit Liabilities Agreement, in substantially the form set forth in Exhibit A;

(ii)	an executed Assignment and Assumption of Assumed Contracts Agreement, in substantially the form set forth in Exhibit B;

(iii)	an executed Bill of Sale, in substantially the form of Exhibit C.

(iv)	an executed Assignment and Assumption of Loans Agreement, in substantially the form set forth in Exhibit D;

(v)	an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, in substantially the form set forth in Exhibit E;

(vi)	a certified copy of the resolutions of the Board of Directors of BofI authorizing the execution of this Agreement and the consummation of the P&A Transaction;

(vii)	a Certificate or Certificates signed by an authorized officer of BofI stating that all of the conditions set forth in Sections 8.01(b) and (c) have been satisfied or waived, as provided therein; and

(viii)
such other documents, instruments, certificates and other agreements as HRB Bank or Block Financial may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

8.02.    Conditions to Obligations of BofI. The obligation of BofI to effect the P&A Transaction is subject to the fulfillment or BofI’s written waiver at or prior to the Closing Date of all of the following additional conditions:

(a)    Regulatory Approvals. All Required Regulatory Approvals have been obtained and remain in full force and effect and all applicable waiting periods have expired, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(b)    Representations and Warranties. The representations and warranties of HRB Bank and Block Financial set forth in this Agreement are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, and (ii) for the effect of changes or transactions permitted or contemplated by this Agreement).

(c)    Performance of Obligations. Each of HRB Bank and Block Financial has performed all obligations, covenants and agreements required to be performed by it under this Agreement, in all material respects, prior to the Closing Date, including the delivery of the documents described in Section 8.02(i).

(d)    No Adverse Action. No Law or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, or the transactions contemplated hereby by any Governmental Entity that would (i) make this Agreement or any other agreement contemplated hereby, or the P&A Transaction, illegal, invalid or unenforceable, or (ii) impose material limits in the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the P&A Transaction.

(e)    Execution of Program Agreements. EFS and Block Financial (and their Affiliates) have executed and delivered the Program Agreements pursuant to Section 6.13.

(f)    No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change with respect to HRB Bank or Block Financial.

(g)    Transfer Amount. HRB Bank shall have tendered the Estimated Transfer Amount (if it is a negative number).

(h)    Third Party Consents. The parties shall have obtained the third party consents identified on Schedule 8.01(h).

(i)    Other Deliverables. Each of HRB Bank and Block Financial has delivered, or caused to be delivered, to BofI all of the following agreements, certifications and other deliverables:

(i)	an executed Assignment and Assumption of Deposit Liabilities Agreement, in substantially the form set forth in Exhibit A;

(ii)	an executed Assignment and Assumption of Assumed Contracts Agreement, in substantially the form set forth in Exhibit B;

(iii)	an executed Bill of Sale, in substantially the form set forth in Exhibit C;

(iv)	an executed Assignment and Assumption of Loans Agreement, in substantially the form set forth in Exhibit D;

(v)	an executed Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts, in substantially the form set forth in Exhibit E;

(vi)	an executed Limited Power of Attorney, in substantially the form set forth in Exhibit F;

(vii)	a certified copy of the resolutions of the Board of Directors and Shareholder of HRB Bank authorizing the execution of this Agreement and the consummation of the P&A Transaction;

(viii)	a Certificate or Certificates signed by an authorized officer of HRB Bank stating that all of the conditions set forth in Sections 8.02(b) and (c) have been satisfied or waived, as provided therein;

(ix)
such other bills of sale, assignments, and other instruments and documents as counsel for BofI may reasonably require as necessary or desirable for transferring, assigning and conveying to BofI good, marketable and insurable title to the Transferred Assets;

(x)	the Records; and

(xi)	such other documents, instruments, certificates and other agreements as BofI may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

ARTICLE IX

TERMINATION, AMENDMENT, AND WAIVER

9.01.    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    By written consent of all parties hereto;

(b)    By any party hereto at any time after October 1, 2015, if the Closing has not occurred on or prior to that date; provided, however, that the rights to terminate this Agreement under this Section 9.01(b) are not available to any party whose action or failure to act has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    By HRB Bank or Block Financial, if (i) any Approving Authority has (A) denied approval of any regulatory application filed by BofI in connection with the P&A Transaction; or (B) indicated to BofI that no final decision on a regulatory application filed by BofI can or will be made prior to August 15, 2015; or (ii) BofI has (A) withdrawn a regulatory application filed by BofI in connection with the P&A Transaction, or (B) failed to provide any additional or supplemental information that any Approving Authority has requested in connection with its review of a regulatory application filed by BofI within the shorter of thirty (30) days or the date requested by the Approving Authority;

(d)    By BofI, if (i) any Approving Authority has (A) denied approval of any regulatory application filed by HRB Bank or Block Financial in connection with any part of the Divestiture Transaction; or (B) indicated to HRB Bank or Block Financial that no final decision on a regulatory application filed by HRB Bank or Block Financial can or will be made prior to August 15, 2015; or (ii) HRB Bank or Block Financial has (A) withdrawn a regulatory application filed by HRB Bank or Block Financial in connection with any part of the Divestiture Transaction, or (B) failed to provide any additional or supplemental information that any Approving Authority has requested in connection with its review of a regulatory application filed by HRB Bank or Block Financial within the shorter of thirty (30) days or the date requested by the Approving Authority;

(e)    By any party hereto in the event of a material breach by the other of any representation, warranty, covenant or agreement contained in this Agreement, which breach is not cured within ten (10) days (or such longer period not exceeding twenty (20) days in the event such breach cannot reasonably be cured within fifteen (15) days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies);

(f)    By BofI, if there is a Material Adverse Change with respect to (i) HRB Bank or Block Financial that would adversely affect in any material respect HRB Bank's or Block Financial's ability to perform their obligations under this Agreement or the Ancillary Agreements or (ii) the Transferred Assets and Assumed Liabilities (taken as a whole) that would adversely affect BofI in any material respect; or

(g)    By HRB Bank or Block Financial if there is a Material Adverse Change with respect to BofI that would adversely affect in any material respect BofI’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

9.02.    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01 above, this Agreement becomes void and without further effect and there will be no liability on the part of any party hereto or the respective officers and directors of any party, except for Section 6.07 (regarding expenses and payment of fees) and except that no termination of this Agreement pursuant to Section 9.01(e) shall relieve the non-performing or defaulting party of any liability to any other party hereto arising from the material non-performance and/or breach prior to the date of such termination of any covenant, agreement, term, provision, representation or warranty required to be observed, performed, complied with and/or kept by such non-performing or defaulting party. For the avoidance of doubt, the Nondisclosure Agreement will survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.01.    HRB Bank’s Indemnity. Subject to the provisions of this Article X, if the Closing occurs, the HRB Bank Indemnifying Parties shall jointly and severally indemnify and hold BofI, and its directors, officers, employees, agents, representatives, successors and assigns (collectively, the “BofI Indemnified Parties”), harmless from and against any and all damages, losses, costs, obligations, claims, causes of action, demands, assessments, judgments, settlements or Liability (whether based on contract, tort, product liability, strict liability or otherwise and whether ultimately determined to be valid), including Taxes and regulatory fines, and all reasonable costs and expenses (including prejudgment interest and other interest, penalties and attorneys’ and accountants’ fees and disbursements) of defending any of the foregoing or of enforcing this Agreement (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by any BofI Indemnified Parties after the Closing, directly or indirectly, arising out of, resulting from or in connection with:

(a)    Any inaccuracy or breach of any representation or warranty (ignoring, for purposes of determining the existence of any such inaccuracy or breach and the amount of Damages with respect thereto, any qualification as to Material Adverse Change, “materiality,” “knowledge,” “HRB Bank’s Knowledge” or similar qualifier set forth in such representation or warranty) or any breach or failure (regardless of whether such breach or failure is deemed “material”) to perform any covenant or agreement made or undertaken by HRB Bank in this Agreement or in any Closing Ancillary Agreement, certificate, schedule, exhibit or writing delivered by HRB Bank and/or Block Financial pursuant to this Agreement;

(b)    Any of the Excluded Assets or Excluded Liabilities;

(c)    Any Liability to a third party based upon any act or omission of HRB Bank or any of its Affiliates that relates to any of the Transferred Assets or Assumed Liabilities (other than the Assumed Liabilities themselves) or the business of HRB Bank conducted prior to the Closing and which occurred or failed to occur on or before the Closing Date; and

(d)    Any Litigation incident, or relating, to any matter covered by subsections (a), (b) or (c) of this Section 10.01.

10.02.    BofI Indemnity. Subject to the provisions of this Article X, if the Closing occurs, BofI shall indemnify and hold HRB Bank and Block Financial, and their directors, officers, employees, agents, representatives, successors and assigns (the “HRB Bank Indemnified Parties”) harmless from and against any and all Damages asserted against, resulting to, imposed upon or incurred by any HRB Bank Indemnified Parties after the Closing, directly or indirectly, arising out of, resulting from or in connection with:

(a)    Any inaccuracy or breach of any representation or warranty (ignoring, for purposes of determining the existence of any such inaccuracy or breach and the amount of Damages with respect thereto, any qualification as to Material Adverse Change, “materiality,” “knowledge,” “BofI’s Knowledge” or similar qualifier set forth in such representation or warranty) or any breach or failure (regardless of whether such breach or failure is deemed “material”) to perform any covenant or agreement made or undertaken by BofI in this Agreement or in any Closing Ancillary Agreement, certificate, schedule, exhibit or writing delivered by BofI pursuant to this Agreement;

(b)    The Assumed Liabilities;

(c)    Any Liability to a third party based upon any act or omission of BofI that relates to any of the Transferred Assets or Assumed Liabilities and which occurs or fails to occur after the Closing Date; and

(d)    Any Litigation incident, or relating, to any matter covered by subsections (a), (b) or (c) of this Section 10.02;

provided, however, that BofI shall have no obligation to indemnify an HRB Bank Indemnified Party under Section 10.02 (b), (c) or (d) (but only as subparagraph (d) relates to subparagraph (b) or (c)) to the extent that BofI has a right to indemnification from EFS under the Program Management Agreement based upon the same facts or circumstances.
If an HRB Bank Indemnified Party makes a claim against BofI for indemnification under Section 10.02(b), (c) or (d) (but only as subparagraph (d) relates to subparagraphs (b) or (c)) of this Agreement, and BofI reasonably believes that should such HRB Indemnified Party succeed in such claim, then BofI would itself have a claim for indemnification from EFS under Section 16.1 of the Program Management Agreement, then BofI shall so notify such HRB Indemnified Party, and such related claims for indemnification under this Agreement and under the Program Management Agreement (collectively, “Related Claims”) shall only be litigated, adjudicated, decided and/or resolved, as the case may be, in a single proceeding before a single forum.
Each Party hereby agrees to take all reasonable steps to ensure strict compliance with the terms of the immediately preceding paragraph, including: (i) jointly filing such motions or pleadings as may be required for a consolidation of all Related Claims in a single proceeding; (ii) in the case of HRB

Bank Indemnified Parties, causing EFS to also agree that Related Claims shall be, and take all steps required for Related Claims to be, determined in a single proceeding as contemplated hereunder; and (iii) refraining from executing upon or in any manner attempting to collect any award with respect to any claim for indemnification hereunder (other than such actions as may be required to preserve or perfect such award) until a final and unappealable ruling has been made with respect to all Related Claims. With respect to any proceeding in which a HRB Indemnified Party claims indemnification from BofI and BofI, in turn, claims indemnification from EFS, any recovery finally awarded to a HRB Indemnified Party in connection with such claim shall be offset against any recovery finally awarded to BofI in connection with its claim against EFS, and only the difference, if any, shall then be paid to the appropriate Party.
10.03.    Indemnity Procedure. All claims for indemnification by a party seeking to be indemnified (an “Indemnified Party”) under this Article X shall be asserted and resolved as follows:

(a)    In the event that any claim or demand for which the HRB Bank Indemnifying Parties or BofI, as applicable (each, an “Indemnifying Party”) may be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, including a Governmental Entity (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness give notice (the “Claim Notice”) to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). Failure to provide a Claim Notice of any such claim or demand shall not affect the Indemnifying Party’s duties or obligations under this Article X, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have ten (10) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party, and provided further, that in respect of a claim or demand for Taxes no such right of the Indemnifying Party to defend shall apply unless and to the extent the Indemnified Party consents. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the preceding sentence and the last sentence of this Section 10.03(a), have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations; provided, however, that to the satisfaction of the Indemnified Party, the Indemnifying Party shall indemnify and secure the Indemnified Party against such contested claims by posting a bond or otherwise. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to participate in the defense of the Third Party Claim at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees and expenses of such separate counsel for the Indemnified Party if the representation by one counsel of both the Indemnifying Party and the Indemnified Party in any such Third Party Claim would, in the reasonable opinion of counsel for the Indemnified Party, be inappropriate due to a conflict of interest; provided, further, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if the claim which the Indemnifying Party seeks to control (i) involves criminal allegations or (ii) is one in which the Indemnified Party is advised by counsel chosen by it that there are legal defenses available to the Indemnified Party which the Indemnifying Party cannot assert on behalf of the Indemnified Party. If the Indemnifying

Party fails to respond to the Indemnified Party within the Notice Period or after electing to defend fails to commence or diligently pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter, all on behalf of, for the account, at the expense and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition or operations which existed or were conducted both prior to and after the Closing Date, each party shall have the same right to participate in the proceeding without either party having the right of control.

(b)    If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party’s expense, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest.

(c)    If any Indemnified Party should have a claim or demand against the Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall send a Claim Notice with respect to such claim or demand to the Indemnifying Party. Failure to provide a Claim Notice of any such claim or demand shall not affect the Indemnifying Party’s duties or obligations under this Article X, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party disputes such claim, such dispute shall be resolved by mutual agreement of the Indemnifying Party and Indemnified Party or by litigation in an appropriate court of competent jurisdiction.

(d)    The Indemnifying Party shall not (i) settle any claim in a manner that imposes any liability upon the Indemnified Party or admits any wrongdoing by the Indemnified Party without the Indemnified Party's prior written consent, which consent may be granted or withheld in the Indemnified Party's sole and absolute discretion; or (ii) otherwise compromise or settle a claim against the Indemnified Party without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

10.04.    Limitations on Indemnity.

(a)    Notwithstanding the foregoing, neither the HRB Bank Indemnifying Parties nor BofI shall be required to indemnify the BofI Indemnified Parties or the HRB Bank Indemnified Parties, as applicable, in respect of any Damages suffered by the BofI Indemnified Parties or the HRB Bank Indemnified Parties, as applicable, in connection with a breach of representation or warranty pursuant to Section 10.01(a) or Section 10.02(a), as the case may be, unless the aggregate amount of the Indemnifying Parties obligation under this Article X exceeds an amount equal to $50,000 (the “Threshold Amount”), in which case the HRB Bank Indemnifying Parties or BofI, as applicable, will be required to indemnify the BofI Indemnified Parties or the HRB Bank Indemnified Parties, as applicable, for all Damages regardless of the Threshold Amount, back to the first dollar of Damages.

(b)    No indemnification will be provided by any Indemnifying Party for any claim for indemnification which is made more than three (3) years following the Closing Date; provided, however, that claims for indemnification may be made for any Fundamental Representations until 30 days following the expiration of the applicable statute of limitations, and such Fundamental Representations shall survive until such time. Notwithstanding the foregoing, if at the end of such period there shall be pending any indemnification claim by a person, such person shall continue to have the right to seek such indemnification with respect to such claim notwithstanding such expiration.

(c)    No Indemnified Party shall be required to (i) incur any material out-of-pocket costs or expenses or pay any other material amounts to third parties, except to the extent that the Indemnifying Party has acknowledged in writing that such costs, expenses or other amounts constitute indemnifiable Damages hereunder, (ii) make any claims under existing insurance policies, or (iii) take any other action to the extent such action would adversely affect such Indemnified Party in any material respect.

(d)    For the avoidance of doubt, this Article X does not provide for any indemnification or other remedy relating to the performance after the Closing of the obligations of the parties under the Program Management Agreement, the Receivables Participation Agreement or any document, agreement or instrument to be executed in connection with the Program Management Agreement or the Receivables Purchase Agreement.

10.05.    Exclusive Remedy. After the Closing Date, this Article X shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, provided that the foregoing shall not be deemed to limit the rights of any party to seek equitable remedies (including specific performance or injunctive relief) or seek Damages in the case of any fraud, willful or knowing breach or misrepresentation.

ARTICLE XI

TRANSITIONAL AND POST-CLOSING MATTERS

11.01.    Notification to Customers.

(a)    BofI will, jointly with HRB Bank, unless otherwise required earlier by applicable Law or Contract, on a date promptly after the Closing Date, prepare and mail to each customer whose Deposit is to be assumed by BofI and whose Loan is to be purchased by BofI, a letter, in form and substance reasonably satisfactory to the parties, informing such Person of the nature of this transaction and the services to be provided by BofI on and after the Closing Date.

(b)    Either as part of or in addition to the notification to customers described in Section 11.01(a), subject to the terms of the Program Management Agreement, BofI may provide notification of changes in terms to the Transferred Assets or Assumed Liabilities that will take effect shortly following the Closing Date and will provide additional notices to customers of changes to occur upon conversion of the Deposit Accounts to BofI’s processing system.

11.02.    Payment of Instruments. Following the Closing, BofI agrees to pay all checks, drafts, and withdrawal orders (including ACH debits) with respect to the Deposits to the extent that (a) such payment is in accordance with applicable Law and the overdraft and other policies applicable to such Deposits, (b) they are otherwise properly payable, and (c) they are presented to BofI by mail, over its counters, or by any other authorized means. BofI shall in all other respects discharge, in the usual course of business, the duties and obligations of HRB Bank with respect to the Deposits and the balances due and owing thereunder. Subject to the terms of the Program Management Agreement, HRB Bank shall cooperate in a commercially reasonable fashion with BofI to enable BofI to (x) amend and reissue Contracts and disclosures relating to the Deposits, Transferred Loans and Overdrafts, (y) reissue cards (other than Emerald Cards) issued to customers with respect to the Deposits and Transferred Loans, no later than the date on which such reissuance would be required by MasterCard, and (z) otherwise facilitate the transfer of such customers’ business relationships to BofI. HRB Bank will also for a period of ninety

(90) days after the Closing continue to transfer to BofI any withdrawal orders (including ACH debits) received by it relating to any of the Deposits.

11.03.    Statements. To the extent required by applicable Law or Contract, (a) HRB Bank will issue statements to its customers that include all transactions with respect to the Deposits and the Loans through an agreed-upon date, and (b) BofI will issue statements for all transactions with respect to the Deposits and the Loans thereafter. Interest and service charge calculations will be processed on behalf of HRB Bank on such customer statements as of the close of business on the Closing Date.

11.04.    Access to Records. To the extent any books, records and files relating to the Transferred Assets and the Assumed Liabilities are not Records for purposes of this Agreement but are material in relation to any of the Transferred Assets or Assumed Liabilities or BofI’s ownership or management thereof, HRB Bank will use commercially reasonable efforts to provide BofI with the material information contained in such books, records or files. In addition, HRB Bank and BofI mutually agree to maintain all other records and other documents relating to the Transferred Assets and Assumed Liabilities for such periods as provided in HRB Bank and BofI’s respective record retention policies and required by applicable Law, and to permit the other party to examine, inspect, copy and reproduce such records and other documents relating to such Transferred Assets and Assumed Liabilities as may be reasonably requested by the other party. Any charges for such examination and photocopying will be at a rate not greater than the examining party’s customary rates for similar requests by its customers.

11.05.    Information Reporting. With respect to the Loans and Deposits purchased and assumed by BofI pursuant to this Agreement, HRB Bank will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by Law) all interest paid or earned by the customer prior to and including the Closing Date, and BofI will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by Law) all interest paid or earned by the customer after the Closing Date.

11.06.    Transition. From and after the date of this Agreement, HRB Bank and BofI agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by BofI pursuant to the terms hereof, including providing all information that BofI may reasonably request at such times and in such formats as BofI may reasonably request. Additionally, each of BofI and HRB Bank agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow HRB Bank and BofI to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees (to the extent applicable) and Transferred Assets and Assumed Liabilities, and each of HRB Bank and BofI agree to timely take any and all action as required by Law to comply with such tax, regulatory and/or reporting obligations.

ARTICLE XII

GENERAL PROVISIONS
12.01    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.02    Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No failure or delay on the part of any party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto operates as a waiver nor does any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.

12.03.    Survival of Representations and Warranties. The parties hereto agree that all of the representations and warranties contained in this Agreement shall survive for a period of three (3) years subsequent to the Closing Date; other than the Fundamental Representations which shall survive until 30 days following the expiration of their respective statutes of limitation.

12.04.    Binding Effect; Assignment. Subject to Section 2.05, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, all terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.05.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement if held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

12.06.    Headings. Article, Section, Subsection, and Paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

12.07.    Entire Agreement. Except as relates to the Nondisclosure Agreement, the Program Management Agreement and the Receivables Participation Agreement, this Agreement and the Schedules and Exhibits hereto constitutes the entire agreement between and among the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, Contracts, or understandings with respect thereto. In the event of any ambiguity or conflict between the terms and provisions of this A&R Agreement and the terms and provisions of the Original Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the terms and provisions of this A&R Agreement shall control.

12.08.    Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

12.09.    Notices. All notices required or permitted under this Agreement must be given in writing, reference this Agreement and will be deemed delivered and given (i) upon personal delivery to the party to be notified; (ii) on the date sent by facsimile or email (with confirmation of transmission); (iii) on the date received if sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (iii) one Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    If to BofI:
BofI Federal Bank
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122
Attn: Gregory Garrabrants
Email: ggarrabrants@bofifederalbank.com
Telephone: 858-350-6203
Facsimile: 858-764-6561
With copies to:
BofI Federal Bank
4350 La Jolla Village Drive, Suite 140
San Diego, California 92122
Attn: Eshel Bar-Adon
Email: ebaradon@bofifederalbank.com
Telephone: 858-764-2905
Facsimile: 858-764-6561

(b)    If to HRB Bank:
H&R Block Bank
One H&R Block Way
Kansas City, MO 64105
Attn: Greg Quarles
Email: greg.quarles@hrblock.com
Telephone: 816-854-5709
Facsimile: 816-854-8052
With copies to:

H&R Block, Inc. One H&R Block Way Kansas City, MO 64105 Attn: Walter Pirnot, Vice President and Deputy General Counsel Email: wpirnot@hrblock.com Telephone: 816-8544502; 816-854-5757 Facsimile: 816-802-1065	Stinson Leonard Street LLP Attn: Mike Lochmann 1201 Walnut Street, Suite 2900 Kansas City, MO 64106 Email: mike.lochmann@ stinsonleonard.com Telephone: 816-691-3208 Facsimile: 816-412-1249

(c)    If to Block Financial:

Block Financial, LLC
One H&R Block Way
Kansas City, MO 64105
Attn: Gregory J. Macfarlane, President
Email: gregory.macfarlane@hrblock.com
Telephone: 816-854-7565
Facsimile: 816-854-8500

With copies to:

H&R Block, Inc. One H&R Block Way Kansas City, Missouri 64105 Attn: Tom Gerke, Chief Legal Officer Email: tom.gerke@hrblock.com Telephone: 816-854-6060 Facsimile: 816-854-8500	Stinson Leonard Street LLP Attn: Mike Lochmann 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 Email: mike.lochmann@ stinsonleonard.com Telephone: 816-691-3208 Facsimile: 816-412-1249

provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto. All notices provided pursuant to this Section 12.09 shall be effective on the day of completion of all delivery requirements.
12.10    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement is governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the internal laws of the State of New York applicable to Contracts made in that state, without reference to its conflicts of laws principles.

(b)    Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be in the United States District Court for the Eastern District of Missouri, located in the City of St. Louis, or as to those lawsuits to which the Federal Courts of the United States lack subject matter jurisdiction, before a court located in the State of Missouri in the City of St. Louis, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties acknowledge and agree that this Agreement was executed and delivered in the State of Missouri. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.09 shall be deemed effective service of process on such party.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.11.    Third Party Beneficiaries. The parties intend that this Agreement is not to benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their affiliates. No future or present employee or customer of any of the parties is to be treated as a third party beneficiary in or under this Agreement.

12.12.    Specific Performance. The parties acknowledge that monetary damages could not adequately compensate the parties in the event of a breach of this Agreement by one party, that the non-

breaching party or parties would suffer irreparable harm in the event of such breach and that the non-breaching party or parties have, in addition to any other rights or remedies it or they may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

12.13.    Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each party and shall not be construed for or against any party.

12.14.    Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively and (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement. Unless the context otherwise requires, references in this Agreement: (a) to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules mean the Articles, Sections, Subsections and Paragraphs of, and the Exhibits and Schedules attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

[Execution page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Purchase and Assumption Agreement to be signed by their respective officers thereunto duly authorized as of date first above written.

BOFI FEDERAL BANK

By:     /s/ Gregory Garrabrants
Name:    Gregory Garrabrants
Title:    President and Chief Executive Officer

H&R BLOCK BANK

By:     /s/ Greg M. Quarles
Name:    Greg M. Quarles
Title:    President and Chief Executive Officer

BLOCK FINANCIAL LLC

By:     /s/ Gregory J. Macfarlane
Name:    Gregory J. Macfarlane
Title:    President

Amended and Restated Purchase and Assumption Agreement Signature Page
S-1

List of Schedules and Similar Attachments Omitted from Purchase and Assumption Agreement

Schedule 3.02	Sample Transfer Amount Calculation
Schedule 3.03	Prior Engagements
Schedule 3.06	Items of Income and Expenses to be Prorated
Schedule 6.01	Transactions Outside the Ordinary Course of Business
Schedule 8.01(h)	Required Third Party Consents
Exhibit A	Assignment and Assumption of Deposit Liabilities Agreement
Exhibit B	Assignment and Assumption of Assumed Contracts Agreement
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption of Loans Agreement
Exhibit E	Assignment, Transfer and Appointment of Successor Custodian for Custodial Accounts
Exhibit F	Limited Power of Attorney
Exhibit J	Company Financial Products Distribution Agreement
Exhibit K	Franchisee Financial Products Distribution Agreement
Exhibit L	Trademark Licensing Agreement
Exhibit M	Trademark Licensing Agreement
Exhibit N	Collection Services Agreement
Exhibit O	Amended and Restated Legacy Emerald Advance Participation Agreement
Exhibit P	Amended and Restated Legacy Emerald Unsecured Credit Card Participation Agreement

Exhibit H - Guaranty Agreement and Exhibit I - Emerald Advance Receivables Participation Agreement were filed as exhibits to the registrant’s Current Report on Form 8-K filed April 10, 2014.

Exhibit G - Program Management Agreement was filed as an exhibit to the registrant’s Current Report on Form 8-K filed August 5, 2015 and replaces, in its entirety, the Program Management Agreement filed as an exhibit to the registrant’s Current Report on Form 8-K filed April 10, 2014.

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Purchase and Assumption Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.